UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

UNIVERSAL TRUCKLOAD SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIVERSAL TRUCKLOAD SERVICES, INC.

12755 E. Nine Mile Road

Warren, Michigan 48089

March     , 2016

To Our Shareholders:

I am pleased to invite you to attend our Annual Meeting of Shareholders. The meeting will be held Thursday, April 28, 2016 at 10:00 a.m. Eastern Time at our principal executive offices, 12755 E. Nine Mile Road, Warren, Michigan 48089.

We have enclosed a notice of meeting, proxy card, annual report and proxy statement containing information about the matters to be acted upon at the meeting. It is important that your shares be represented at the meeting. Accordingly, please vote promptly by telephone, over the Internet or by signing, dating and returning the proxy card in the enclosed postage-paid envelope even if you are planning to attend the meeting. Voting instructions are included on the proxy card.

At the meeting, we will also report on our results of operations during 2015 and the first quarter of 2016. We hope you will be able to attend the meeting and look forward to seeing you there.

Sincerely,

Jeff Rogers
Chief Executive Officer

Important Notice Regarding the Internet Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on April 28, 2016

Universal Truckload Services, Inc. is providing access to its proxy materials both by sending you this full set of materials and by notifying you of the availability of its proxy materials on the Internet. You may access the 2015 Annual Report and the Proxy Statement as of the date the proxy materials are first sent to shareholders at http://www.proxyvote.com.

UNIVERSAL TRUCKLOAD SERVICES, INC.

12755 E. Nine Mile Road

Warren, Michigan 48089

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 28, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Universal Truckload Services, Inc., a Michigan corporation (“Universal” or the “Company”), will be held at 12755 E. Nine Mile Road, Warren, Michigan 48089, on April 28, 2016. The meeting will begin at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect 10 directors for the coming year.

2.	To ratify the retention of BDO USA, LLP to serve as our independent registered public accountants for our year ending December 31, 2016.

3.	To consider and act upon a proposed amendment to our Restated Articles of Incorporation to change the name of the Company to Universal Logistics Holdings, Inc.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only holders of record of the Company’s common stock at the close of business on March 18, 2016 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to allow further solicitation of proxies by the Company. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Annual Meeting.

Each of you is invited to attend the Annual Meeting in person. Regardless whether you plan to attend, please vote promptly by following the instructions in this Proxy Statement or on the Proxy Card that was mailed to you.

BY ORDER OF THE BOARD OF DIRECTORS

Steven A. Fitzpatrick
Secretary

Warren, Michigan

March     , 2016

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING PLEASE EXECUTE YOUR VOTE PROMPTLY BY ENTERING YOUR VOTING INSTRUCTIONS AT 1-800-690-6903, ON THE INTERNET AT WWW.PROXYVOTE.COM, OR COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND GIVING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2016

i

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2016

GENERAL INFORMATION ON THE ANNUAL MEETING

This Proxy Statement is being furnished to the shareholders of Universal Truckload Services, Inc., a Michigan corporation (the “Company”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) to be voted at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the principal executive offices of the Company, located at 12755 E. Nine Mile Road, Warren, Michigan 48089, at 10:00 a.m. Eastern Time on April 28, 2016. This Proxy Statement is first being distributed to shareholders on or about March     , 2016.

Why did you send me this proxy statement?

We sent you this Proxy Statement because the Board of the Company is soliciting your proxy to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Who can vote at the Annual Meeting?

Only shareholders of record as of the record date are entitled to vote at the Annual Meeting. The record date to determine shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 18, 2016. On the record date, there were              shares of our common stock issued and outstanding.

How many shares must be present to conduct the Annual Meeting?

We must have a quorum present in person or by proxy to conduct the Annual Meeting. A quorum is established when a majority of shares entitled to vote is present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners also will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner, which we call a “broker non-vote.”

What matters are to be voted on at the Annual Meeting?

The agenda for the Annual Meeting is to:

1.	Elect 10 directors for the coming year;

2.	Ratify the retention of BDO USA, LLP to serve as our independent registered public accountants for our year ending December 31, 2016;

3.	Consider and act upon an amendment to our Restated Articles of Incorporation to change the name of the Company to Universal Logistics Holdings, Inc.; and

4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

As of the date of this Proxy Statement, we do not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

How does the Board recommend that I vote?

The Board recommends that you vote:

1.	FOR the election of each of the Company’s director nominees named in this Proxy Statement;

2.	FOR the ratification of the retention of BDO USA, LLP to serve as our independent registered public accountants for our year ending December 31, 2016; and

3.	FOR the amendment to our Restated Articles of Incorporation to change the name of the Company to Universal Logistics Holdings, Inc.

How do I vote at the Annual Meeting?

A share of our common stock cannot be voted at the Annual Meeting unless the holder is present or represented by proxy. Whether or not you plan to attend the Annual Meeting in person, please execute your vote promptly.

You may enter your voting instructions at 1-800-690-6903, via the Internet at www.proxyvote.com or by signing, dating and returning the enclosed proxy card as promptly as possible in the postage paid envelope. When proxies in the accompanying form are returned properly executed and dated, the shares represented by the proxies will be voted at the Annual Meeting.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been signed and dated. If you vote your shares via the Internet, by telephone or by executing and returning a proxy card by mail, but you do not provide specific instructions with respect to the proposals, your shares will be voted FOR the director nominees named in this Proxy Statement, FOR the ratification of the retention of our independent registered public accounting firm and FOR the amendment to the Restated Articles of Incorporation described in this Proxy Statement.

As of the date of this Proxy Statement, we do not know of any matters to be presented at the Annual Meeting except those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

May I change my vote?

Yes. Any shareholder giving a proxy has the right to revoke it any time before it is voted by filing with our Secretary a written revocation, or by filing a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The revocation of a proxy will not be effective until notice of the revocation has been received by our Secretary.

What are my voting rights on the matters described in this Proxy Statement?

Holders of our common stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting. Shareholders are not entitled to cumulative voting in the election of directors. In the election of directors (Proposal No. 1), a plurality of shares voted, either in person or by proxy, is required. This means that the nominees for election as directors who receive the highest number of votes at the Annual Meeting will be elected as directors. The ratification of the appointment of BDO as independent registered public accountants (Proposal No. 2) and approval of the amendment to the Restated Articles of Incorporation (Proposal No. 3) will require the affirmative vote of a majority of the votes cast by the holders of shares of the common stock present or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will not be counted in determining whether a proposal has been approved.

How will the votes be counted at the Annual Meeting?

The votes will be counted by the inspector of election appointed for the Annual Meeting.

How will the Company announce the voting results?

The Company will report the final results of the voting at the Annual Meeting in a filing with the Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K.

Who pays for the Company’s solicitation of proxies?

The Company pays for the expense of the solicitation of proxies for the Annual Meeting, including the cost of mailing. In addition to solicitation by mail, directors and officers may solicit proxies by telephone, facsimile or personal interview, and we will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. We have retained Broadridge Financial Solutions, Inc. to aid in the solicitation of proxies, for which the estimated cost is $8,000. We will arrange with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and we will reimburse them for their expenses in so doing.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting is limited to record and beneficial shareholders as of the record date, individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a record holder, we must verify your name against the list of shareholders of record before you are admitted. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification. If you do not provide photo identification or comply with the other procedures described above, you will not be admitted. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

Where can I access additional copies of the Company’s financial information?

A copy of our Annual Report on Form 10-K for the year ended December 31, 2015, including our consolidated financial statements, may be obtained without charge by writing to our Secretary at 12755 E. Nine Mile Road, Warren, Michigan 48089. The Annual Report is also available on our website at www.goutsi.com in the Investor Relations section under the heading, “Annual Reports.” Except to the extent it is incorporated by specific reference, our 2015 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting material.

PROPOSAL 1—ELECTION OF DIRECTORS

Listed below are the Company’s 10 directors, each of whom has been nominated for re-election at the Annual Meeting. Our former director, Ted B. Wahby, passed away on December 5, 2015, resulting in one vacancy on the Board. The Board has not nominated a replacement for Mr. Wahby for election at the Annual Meeting. Subject to the Company’s compliance with the rules and regulations of the SEC and the NASDAQ Stock Market, LLC (the “NASDAQ”), the Board may elect to reduce the number of directors to eliminate the vacancy or allow the vacancy to remain unfilled until the Board believes that it has identified a candidate with the necessary skills, qualifications and experiences to serve on the Board. Each of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the 10 nominees named in this Proxy Statement.

The biography of each of the nominees below contains information regarding the person’s service as director, business experience and director positions held currently or at any time during the last five years. Each biography also includes information regarding the experience, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director.

Frederick P. Calderone	Director Since 2009

Frederick P. Calderone, age 65, was appointed to our Board of Directors in December 2009 and is currently a member of our Audit Committee. For over 20 years, Mr. Calderone has served as a Vice President of CenTra, Inc., a transportation holding company headquartered in Warren, Michigan. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte LLP). Mr. Calderone has also served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since May 1998. Mr. Calderone is a certified public accountant and an attorney. With his thorough understanding of financial reporting, generally accepted accounting principles, financial analytics, taxation and budgeting, Mr. Calderone brings to the Board expertise in accounting and finance.

Joseph J. Casaroll	Director Since 2004

Joseph J. Casaroll, age 79, has served as a director on our Board of Directors since November 2004 and is currently a member of our Audit Committee. Mr. Casaroll served as Vice President and General Manager of F.C.S., Inc., a multi-level railcar loading and unloading, automotive yard management and railcar-maintenance company, from October 2000 to May 2002. Previously, Mr. Casaroll held various positions at General Motors from 1959 through 1998. Mr. Casaroll has also served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) from June 1998 to September 2000. Mr. Casaroll’s significant experience in various senior-level positions provides him with a unique perspective from which to evaluate both our financial and operational risks and opportunities.

Daniel J. Deane	Director Since 2009

Daniel J. Deane, age 60, was appointed to our Board of Directors in July 2009. Mr. Deane has been the President of Nicholson Terminal & Dock Company since June 1990, and previously served as its Vice President and General Manager since 1980. He also serves as the President of Shamrock Chartering Company, and has been a Member of the Society of Naval Architects and Marine Engineers since 1985. Mr. Deane is also a Member of the International Stevedoring Council. Previously Mr. Deane served on the Board of Southern Wayne County Regional Chamber and was a past President of the Port of Detroit Operators Association. Mr. Deane’s background in the transportation industry gives him an in-depth understanding of our business and offers a valuable resource to the Board.

Manuel J. Moroun	Director Since 2004

Manuel J. Moroun, age 88, has been a director on our Board of Directors since 2004. Mr. Moroun is a principal shareholder of CenTra, Inc., a holding company based in Warren, Michigan and has served as Chief

Executive Officer of CenTra since 1970. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing transportation services. Mr. Moroun has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 2002. Manuel J. Moroun is the father of Matthew T. Moroun. With over 60 years of experience in starting and managing transportation businesses, Mr. Moroun brings the perspective and insight of a successful transportation entrepreneur to the Board’s role in evaluating the Company’s business planning and performance.

Matthew T. Moroun	Director Since 2004

Matthew T. Moroun, age 42, has served as a director and as the Chairman of our Board of Directors since 2004 and is a member of our Executive Committee and Compensation and Stock Option Committee. Mr. Moroun has served as Vice Chairman and as a director of CenTra, Inc., a holding company based in Warren, Michigan, since 1993. Mr. Moroun is the principal shareholder and has served as Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan, and its subsidiaries, since 1996. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing transportation services. Mr. Moroun has served on the Board of P.A.M Transportation Services, Inc. (NASDAQ: PTSI) since 1992 and as Chairman of that Board since 2007. Matthew T. Moroun is the son of Manuel J. Moroun. Mr. Moroun’s extensive leadership experience with businesses providing transportation and logistics services brings invaluable perspective and insight to the Board’s role of evaluating the Company’s business planning and performance.

Michael A. Regan	Director Since 2013

Michael A. Regan, age 61, has served as a director on our Board of Directors since April 2013. Mr. Regan is the Chief Relationship Development Officer of TranzAct Technologies, Inc., a privately held logistics information company that he co-founded in 1984. Mr. Regan was CEO and Chairman of the Board for TranzAct Technologies until 2011. Prior to starting TranzAct, Mr. Regan worked for Bank of America, PriceWaterhouse and the Union Pacific Corporation. He is a certified public accountant with a B.S.B.A. from the University of Illinois at Urbana-Champaign. He serves or has served on the boards of numerous industry groups including the American Society of Transportation & Logistics, National Industrial Transportation League and the National Association of Strategic Shippers. He is the past Chairman of the Transportation Intermediaries Association Foundation and was the recipient of the 2014 Council of Supply Chain Management Professionals Distinguished Service Award. Mr. Regan’s extensive experience in the logistics industry and his background and experience in both internal and external auditing make him uniquely qualified to serve on our Board.

Jeff Rogers	Director Since 2015

Jeff Rogers, age 53, was elected to serve as our Chief Executive Officer in December 2014 and was appointed to our Board of Directors in February 2015. He is a member of our Executive Committee and Compensation and Stock Option Committee. Previously, Mr. Rogers served as our Executive Vice President from June 2014 to December 2014. Prior to joining Universal, Mr. Rogers served as President of YRC Freight from September 2011 to October 2013, and as President of the regional LTL carrier USF Holland from September 2008 to September 2011. He spent 15 years in various operating and finance roles within YRC Worldwide, including the role of Chief Financial Officer of YRC Regional Transportation. In addition he served for 14 years with United Parcel Service in various finance and operational roles. Mr. Rogers is a military veteran who served in the U.S. Army Rangers. He holds a Bachelor of Science degree in Accounting from Kansas Newman University and a Master’s degree in Business Administration from Baker University. Mr. Rogers’ extensive experience and expertise as an operating and finance executive in the transportation industry, along with his knowledge of the day-to-day management of the Company, provides the Board an important perspective in establishing and overseeing the financial, operational and strategic direction of the Company.

Daniel C. Sullivan	Director Since 2004

Daniel C. Sullivan, age 75. Mr. Sullivan has been a practicing attorney for over 49 years, specializing in transportation law for more than 47 years. Mr. Sullivan has been a principal with the firm of Sullivan, Hincks &

Conway, or its predecessor, presently located in Oak Brook, Illinois, since 1972. Mr. Sullivan has served as a director on our Board of Directors since November 2004. Mr. Sullivan has also has served on the board of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1986. Mr. Sullivan’s background as an attorney and his knowledge of transportation law makes him well prepared to offer valuable insight into our business risks and opportunities.

Richard P. Urban	Director Since 2004

Richard P. Urban, age 74. Mr. Urban has served as a director on our Board of Directors since November 2004. He currently serves as Chairman of our Audit Committee. He was a consultant with Urban Logistics Inc., a consulting firm, from November 2000 through 2004. Prior to 2000, Mr. Urban was an executive in various supply and logistics capacities at DaimlerChrysler AG and several of its predecessor companies. Mr. Urban brings to the Board a comprehensive understanding of the challenges and opportunities of the transportation industry. His management experience and oversight of supply and logistics operations provide him with valuable insight into our financial affairs.

H.E. “Scott” Wolfe	Director Since 2014

H.E. “Scott” Wolfe, age 70, has served as a director since June 2014. Previously, Mr. Wolfe served as our Chief Executive Officer from December 2012 through December 2014. Mr. Wolfe also served as President and Treasurer of LINC Logistics Company, or LINC, and its chief executive officer, since its formation in March 2002, and was a director since July 2007. Mr. Wolfe led the development of Logistics Insight Corp., a wholly-owned subsidiary, and was President and Treasurer of this subsidiary since its formation in 1992 until his retirement in December 2014. Before 1992, Mr. Wolfe was responsible for pricing and marketing at Central Transport International, Inc. Earlier in his career, he was manager of inbound transportation at American Motors Corporation, where he established that company’s first corporate programs for logistics and transportation management. For 15 years, Mr. Wolfe was employed at General Motors, where he held various plant, divisional and corporate responsibilities. Mr. Wolfe has taught college courses in logistics and transportation management. He brings to the Board significant insight and expertise with our asset-light business model and extensive personal leadership skills.

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the 10 director nominees. All of the nominees have indicated their willingness to serve on the Board of Directors. If any nominee should become unwilling or unavailable to serve, our Board may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board has no reason to believe that any of the nominees will become unavailable to serve.

Your Board of Directors Recommends that Shareholders Vote

FOR

Each of the Nominees Named Above

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of March 1, 2016, regarding beneficial ownership of our common stock by: (i) each person who is known to us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) the total for our current directors and named executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the information is as of March 1, 2016, and the address for each person is person is c/o Universal Truckload Services, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

Name of Beneficial Owner	Shares Owned	Shares Held in Trust	Shares Beneficially Owned(1)	Percent of Class(2)
5% Shareholders:
FMR LLC(3)	2,140,290	—	2,140,290	7.5%
T. Rowe Price Associates, Inc.(4)	1,689,593	—	1,689,593	5.9%
Directors and Named Executive Officers:
Matthew T. Moroun(5), (6)	13,631,215	—	13,631,215	48.0%
Manuel J. Moroun(5), (7)	53,563	6,373,994	6,427,557	22.6%
Frederick P. Calderone	—	—	—	—
Joseph J. Casaroll	500	—	500	*
Daniel J. Deane	—	—	—	—
Michael A. Regan	—	—	—	—
Daniel C. Sullivan	2,000	—	2,000	*
Richard P. Urban	5,000	—	5,000	*
H.E. “Scott” Wolfe	52,565	—	52,565	*
Jeff Rogers(8)	37,500	—	37,500	*
David A. Crittenden(9)	14,135	—	14,135	*
Donald B. Cochran(10)	—	—	—	—
Directors and executive officers as a group (12 persons)	13,796,478	6,373,994	20,170,472	71.0%
Total Outstanding Shares as of March 1, 2016				28,401,400

*	Denotes less than 1%.
(1)	The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 1, 2016, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table.
(2)	The percentages shown are based on our total outstanding shares as of March 1, 2016, plus the number of shares that the named person or group has the right to acquire within 60 days of March 1, 2016. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 1, 2016 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.
(3)	Based upon information set forth in a Schedule 13G dated February 12, 2016 filed by FMR LLC, a Delaware limited liability company, Abigail P. Johnson and Fidelity Low-Priced Stock Fund (the “FMR Reporting Persons”). The address of the FMR Reporting Persons is 245 Summer Street, Boston, Massachusetts 02210. We make no representation as to the accuracy or completeness of the information reported.
(4)	Based upon information set forth in a Schedule 13G dated February 12, 2016 filed by T. Rowe Price Associates, Inc. (“Price Associates”). The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. We make no representation as to the accuracy or completeness of the information reported.

(5)	Matthew T. Moroun is the son of Manuel J. Moroun. The Morouns have agreed to vote their shares as a group. Each of Matthew T. Moroun and Manuel J. Moroun disclaims beneficial ownership of the shares owned by the other person.
(6)	Includes 2,500,000 shares pledged as security.
(7)	Includes 6,373,994 shares held by the Manuel J. Moroun Revocable Trust U/A/D 3/24/77, as amended and restated on December 22, 2004. Voting and investment power over this trust is exercised by Manuel J. Moroun, as trustee.
(8)	Reflects (a) 10,000 shares of restricted stock granted to Mr. Rogers on March 5, 2015, with 2,500 shares vesting on the grant date and an additional 2,500 shares vesting on each of the three subsequent anniversaries of the grant date; (b) 20,000 shares of restricted stock granted to Mr. Rogers on April 29, 2015, with 5,000 shares vesting on the grant date and an additional 5,000 shares vesting on March 5 in 2016 through 2018; and (c) 10,000 shares of restricted stock granted to Mr. Rogers on February 24, 2016, with 2,500 shares vesting on the grant date and an additional 2,500 shares vesting on March 5 in 2017 through 2019. Continued vesting is subject, in each case, to continued employment with the Company.
(9)	Reflects (a) 9,135 shares of restricted stock granted to Mr. Crittenden on December 20, 2012, with 1,827 shares vesting on the grant date and an additional 1,827 shares vesting on each of the four subsequent anniversaries of the grant date; and (b) 5,000 shares of restricted stock granted to Mr. Crittenden on December 23, 2015, with 1,250 shares vesting on the grant date and an additional 1,250 shares vesting on December 20 in 2016 through 2018. Continued vesting is subject, in each case, to continued employment with the Company.
(10)	Mr. Cochran retired as Vice Chairman and President effective January 27, 2015.

CORPORATE GOVERNANCE

APPLICABLE CORPORATE GOVERNANCE REQUIREMENTS

Our common stock is listed on the Nasdaq Global Market, and we are subject to the NASDAQ listing standards, including those relating to corporate governance. As a publicly traded company, we are also subject to the rules and regulations of the SEC.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all our directors, executive and financial officers and employees. The Code of Business Conduct and Ethics has been posted on our website at www.goutsi.com in the Investor Relations section under the heading “Corporate Governance” and is available free of charge through our website. We will post information regarding any amendment to, or waiver from, our Code of Business Conduct and Ethics for executive and financial officers and directors on our website in the Company section under the Investor Relations section under the heading, “Corporate Governance.”

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Meetings

The Board held a total of five meetings in 2015. No director attended less than 75% of the aggregate number of meetings of the Board and the Committees on which he served in 2015, with the exception of Messrs. Manuel J. Moroun and Michael A. Regan, who were excused for good reason. We encourage all Board members to attend our annual meeting of shareholders. Failure to attend annual meetings without good reason is a factor considered in determining whether to re-nominate a current Board member. All Board members, except Messrs. Manuel J. Moroun and Michael A. Regan, who were excused for good reason, attended our annual meeting of shareholders for 2015 held on April 29, 2015.

Director Independence

Our Board has determined that each of Messrs. Casaroll, Deane, Regan, Urban and Sullivan is “independent” as defined under and required by the federal securities laws and the applicable NASDAQ rules. Each of our directors is standing for re-election at the Annual Meeting.

Because more than fifty percent (50%) of the voting power of the Company is controlled by Matthew T. Moroun and Manuel J. Moroun, we have elected to be treated as a “controlled company” in accordance with NASDAQ Rule 5615(c). Accordingly, we are not required to comply with NASDAQ rules that would otherwise require a majority of our Board to be comprised of independent directors and require our Board to have a compensation committee and a nominating and corporate governance committee comprised of independent directors.

Board Structure and Role in Risk Oversight

Our Board of Directors has chosen to separate the positions of Chairman and Chief Executive Officer (“CEO”). Matthew T. Moroun is the Chairman of the Board, and Jeff Rogers is the CEO. This separation of Chairman and CEO allows for greater oversight of the Company by the Board. The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, as disclosed in the committee description below and in its charter, and by the full Board, which has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by our committee chairs regarding each committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Nomination Process

Our Board does not have a nominating committee that nominates candidates for election to our Board. That function is performed by our Board of Directors. Each member of our Board participates in the consideration of director nominees. Our Board of Directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. Our Board of Directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee, and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in applicable NASDAQ rules. However, so long as the Company continues to be a controlled company within the meaning of NASDAQ Rule 5615(c), the Board of Directors may be guided by the recommendations of the Company’s majority shareholders in its nominating process. After discussion and evaluation of potential nominees, the full Board of Directors selects the director nominees.

Our Board has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by our Board. Generally, candidates have been known to one or more of our Board members. Our Board of Directors has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. In evaluating candidates for nomination, our Board of Directors will consider the factors it believes to be appropriate, which would generally include the candidate’s independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our shareholders. Although our Board has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board of Directors does not evaluate potential nominees for director differently based on whether they are recommended to our Board by a shareholder.

Shareholder Recommendations for Director Nominees

It is generally the policy of the Board to consider the shareholder recommendations of proposed director nominees, if such recommendations are serious and timely received.

To be considered “timely received,” recommendations must be received in writing at our principal executive offices, 12755 E. Nine Mile Road, Warren, Michigan 48089, no later than December     , 2016, the date that is 120 days before March     , 2017. In addition, any shareholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the shareholder proposing such nominee;

•	a statement that the person has agreed to serve if nominated and elected; and

•	a description of any financial or other relationship between the shareholder and such nominee or between the nominee and us or our subsidiaries.

In order to be considered by the Board, any candidate proposed by one or more shareholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

The Board recommended each of the nominees for director for the 2016 Annual Meeting.

Communications with Directors

We encourage shareholder communications with directors. Shareholders may communicate with a particular director, all directors or the Chairman of the Board by mail or courier addressed to any of them or the entire Board in care of Steven A. Fitzpatrick, Secretary, Universal Truckload Services, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089. All correspondence will be forwarded to the person to whom it is addressed.

Committees of the Board of Directors

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee and the Executive Committee. The membership of these committees, as of March 1, 2016, was as follows:

Audit Committee	Compensation and Stock Option Committee	Executive Committee
Richard P. Urban*	Matthew T. Moroun*	Matthew T. Moroun*
Frederick P. Calderone	Jeff Rogers	Jeff Rogers
Joseph J. Casaroll

*	Committee Chairman

Audit Committee

We have a standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Audit Committee has three members. Our Audit Committee is governed by a written charter, which is available free of charge on our website, www.goutsi.com, in the Investor Relations section under the heading, “Corporate Governance.”

The Audit Committee assists our Board of Directors in overseeing our accounting and financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, retention and compensation of our registered public accounting firm. The Audit Committee met five times in 2015.

Our Audit Committee for the current term is composed of Frederick P. Calderone, Joseph J. Casaroll and Richard P. Urban, with Mr. Urban serving as Chairman. Our Board has determined that Messrs. Casaroll and Urban are “independent” as defined under and required by the federal securities laws and applicable NASDAQ rules.

Since January 28, 2016, as permitted by NASDAQ rules, the Audit Committee has temporarily included one director, Mr. Calderone, who is not independent. Mr. Calderone is employed by CenTra, Inc., a company owned by Matthew T. Moroun, our Chairman of the Board, and his father, Manuel J. Moroun, who is also a director of the Company. Messrs. Matthew T. Moroun and Manuel J. Moroun also control more than 50% of our voting power. The Board appointed Mr. Calderone to the Audit Committee following the unexpected death of our former Audit Committee Chairman, Ted B. Wahby. Mr. Calderone possesses extensive financial and accounting experience and otherwise meets the criteria for audit committee members under the applicable rules of the SEC and NASDAQ. The Board determined that it is in the best interests of the Company for Mr. Calderone to serve on our Audit Committee as permitted by NASDAQ rules until an additional independent director who satisfies the qualification requirements of applicable NASDAQ Rules is elected to our Board. We believe that Mr. Calderone’s participation and service on the Audit Committee does not materially adversely affect the ability of the Audit Committee to act independently. Our Board has also determined that Mr. Calderone qualifies as our “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and that Mr. Calderone has the “financial sophistication” required under applicable NASDAQ rules.

More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Report of the Audit Committee

In performing its duties, the Audit Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K, and relating to certain other matters, including the independence of our independent registered public accounting firm. The Report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Report of the Audit Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Audit Committee Report

The Audit Committee assists the Board in overseeing the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 with management, including a discussion of the adequacy and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the Company’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee. The Audit Committee discussed with BDO, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015, which is responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, the judgment of BDO as to the acceptability and quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed and reviewed with BDO the results of BDO’s audit of the financial statements and internal control over financial reporting. In addition, the Audit Committee has received from BDO the written disclosures and the letter required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and discussed with BDO its own independence from management and the Company. The Audit Committee also considered whether the provision of non-audit services was compatible with maintaining BDO’s independence.

The Audit Committee discussed with BDO the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accountants with and without management present, to discuss the results of its audit, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during the fiscal year ended December 31, 2015.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Audit Committee

Richard P. Urban, Chairman

Frederick P. Calderone
Joseph J. Casaroll

Compensation and Stock Option Committee

The principal duties of the Compensation and Stock Option Committee are to determine, or recommend for determination by our Board of Directors, the compensation of our executive officers other than the CEO; to establish, review and consider employee compensation policies and procedures; to review and approve, or recommend to our Board of Directors for approval, any employment contract or similar arrangement between the company and any executive officer of the Company other than the CEO; and to review, monitor, and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans.

The full Board evaluates the performance of our CEO and determines the CEO’s salary, bonus and other compensation. The Compensation and Stock Option Committee does not use the services of compensation consultants in determining or recommending executive officer and/or director compensation.

Our Compensation and Stock Option Committee is composed of Matthew T. Moroun and Jeff Rogers. It met one time during 2015, at which the Committee approved the Compensation and Stock Option Committee Report on Executive Compensation to be included in the 2015 Proxy Statement.

Based on our status as a “controlled company” under NASDAQ rules, the Committee need not be composed of independent directors. Neither Matthew T. Moroun nor Jeff Rogers is an independent director. The Committee operates without a written charter. In performing its duties, the Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation and Stock Option Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Report of the Compensation and Stock Option Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Compensation and Stock Option Committee

Matthew T. Moroun, Chairman

Jeff Rogers

Compensation Committee Interlocks and Insider Participation

In 2015, Matthew T. Moroun and Jeff Rogers served as members of the Compensation and Stock Option Committee in accordance with NASDAQ Rule 5615(c)(1). Mr. Rogers is currently our CEO. Matthew T. Moroun is Vice Chairman of CenTra, Inc., a related party under Item 404 of Regulation S-K. For further disclosure of relationships for Matthew T. Moroun, see the sections entitled (i) Key Relationships and (ii) Transactions with Management and Others and Certain Business Relationships, both of which appear below. No member of our Compensation and Stock Option Committee, and no member of our Board of Directors, serves as an executive officer of any entity that has one or more of our executive officers serving as a member of such entity’s board of directors or compensation committee.

Executive Committee

The Executive Committee, which is authorized to act on behalf of the Board when the Board is not in session, is composed of Messrs. Rogers and Matthew T. Moroun. The Executive Committee did not formally meet in 2015.

Director Compensation for 2015

The following table sets forth the compensation information for the one-year period ending December 31, 2015, for each member of our Board of Directors who served as a director during such period:

Name(1)	Fees Earned or Paid in Cash ($)	All Other Compensation (2)($)	Total ($)
Matthew T. Moroun	107,800	—	107,800
Manuel J. Moroun	24,200	100,000	124,200
Frederick P. Calderone	27,800	—	27,800
Joseph J. Casaroll	35,600	—	35,600
Daniel J. Deane	27,800	—	27,800
Michael A. Regan	24,200	—	24,200
Daniel C. Sullivan	27,800	1,318	29,118
Richard P. Urban	35,600		35,600
Ted B. Wahby	40,600	—	40,600
H.E. “Scott” Wolfe	27,800	622,500	650,300

(1)	Jeff Rogers, the Company’s CEO, is not included in this table as he is an employee of the Company and receives no compensation for his services as a director. The compensation received by Mr. Rogers as an employee is shown in the Summary Compensation Table.
(2)	Included in All Other Compensation is $100,000 in consulting service fees for Mr. Manuel Moroun; $1,318 of other out-of-pocket reimbursements for Mr. Sullivan; and $622,500 in consideration paid to Mr. Wolfe, our former chief executive officer, in connection with the Company’s purchase of 25,000 shares from Mr. Wolfe on March 6, 2015 under Restricted Stock Bonus Award Agreement dated December 20, 2012 following Mr. Wolfe’s retirement as chief executive officer. The Agreement included a right of first refusal for the Company purchase the vested shares held by Mr. Wolfe five days after receipt of Mr. Wolfe’s notice of intent to sell the shares. On the transaction date, the closing price of the Company’s common stock was $24.90.

Additional Disclosures Regarding Director Compensation

Director compensation is determined by our Board of Directors. Each non-employee director, excluding the Chairman of the Board, receives an annual cash retainer of $20,000, payable in quarterly installments. Our directors also receive an additional payment of $1,800 for each meeting of the Board or Board committee that they attended in person, and $600 for each meeting that they attended by telephone. The Chairman of the Board receives an annual cash retainer of $100,000, payable in quarterly installments. The Chairman of our Audit Committee receives an additional annual cash retainer of $5,000, payable in quarterly installments. We also reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors, including expenses for food, lodging and transportation. Our employee directors do not receive any fees for attendance at meetings or for their service on our Board of Directors.

Our Executive Officers

The Executive Officers of the Company serve at the pleasure of the Board. Set forth below are the current Executive Officers and a brief explanation of their principal employment during at least the last five years. Additional information concerning employment agreements of Executive Officers is included elsewhere in this proxy statement under the heading “Executive Compensation.”

Jeff Rogers, Age 53, Chief Executive Officer. Mr. Rogers, who is also on the Board, was elected to serve as our Chief Executive Officer in December 2014. Previously, he served as our Executive Vice President from June 2014 to December 2014. Prior to joining Universal, Mr. Rogers served as President of YRC Freight from September 2011 to October 2013 and as President of the regional LTL carrier USF Holland from September 2008 to September 2011.

David A. Crittenden, Age 53, Chief Financial Officer (“CFO”) and Treasurer. Mr. Crittenden was elected to serve as our CFO and Treasurer in December 2012. Previously, Mr. Crittenden was the chief financial officer of LINC, the position he held since joining LINC in August 2006.

Key Relationships

Matthew T. Moroun, Chairman of our Board, is the son of Manuel J. Moroun, also one of our directors. As of March 1, 2016, Matthew T. and Manuel J. Moroun together beneficially own 20,058,772 shares (70.63%) of our issued and outstanding common stock. The Morouns hold these shares as one block for voting purposes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own beneficially more than ten percent (10%) of the shares of our common stock, to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Section 16(a). Based solely on the reports received by us and on written representations from reporting persons, we believe that the current directors and executive officers complied with all applicable filing requirements during the fiscal year ended December 31, 2015, except that due to an administrative oversight, a Form 4 was filed late for Mr. Wolfe on January 5, 2015 to report the withholding of 429 shares on December 20, 2014 and 858 shares on December 31, 2014, respectively, by the Company to satisfy employee withholding tax obligations in connection with the vesting of a restricted stock award.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis explains our compensation program for Mr. Rogers, our CEO, and Mr. Crittenden, our CFO, as of December 31, 2015. This report also covers an additional executive, Donald B. Cochran, who retired as our Vice Chairman and President as of January 27, 2015. We refer to these individuals collectively as our named executive officers.

The Compensation and Stock Option Committee of our Board (the “Compensation Committee”) has the responsibility for establishing, implementing and continually monitoring our compensation philosophy. The Compensation Committee’s philosophy is to provide our executive leadership total compensation that is competitive in its forms and levels, as compared to companies of similar size and business area. Generally, the types of compensation and benefits provided to our executive officers are similar to that provided to executive officers by other companies.

Compensation Objectives and Philosophy

The Compensation Committee’s philosophy is intended to assist us in attracting, motivating and retaining executives with superior leadership and management abilities and to create incentives among those individuals to meet or exceed Company and individual objectives. The philosophy is designed to align incentives with the expectations of our shareholders, which are to increase the financial strength, competitive positioning and overall value of the Company. The compensation program is designed to reward those executives who successfully manage their respective area of the company in cooperation with employees and other executives. The relationship between individual objectives among our executives leads to a cohesive entity that will potentially meet or exceed overall goals as a result of having individuals meet their specific objectives. Consistent with this philosophy, the Compensation Committee determines a total compensation structure for each officer other than the CEO, consisting primarily of salary, bonus and long-term incentive awards. The proportions of the various elements of compensation vary among the officers depending upon their levels of responsibility, their specific personal goals, and their role in the achievement of annual, long-term and strategic goals by us.

Role of Executive Officers in Compensation Decisions

Currently, the Compensation Committee reviews, establishes and recommends to the Board for approval the salaries and bonuses of our named executive officers other than the CEO, subject to any employment agreements in effect with the executive officers. The Board makes all decisions regarding the CEO’s compensation and approves the equity awards to the named executive officers. Salary and bonus levels are established after discussions with our executive officers and are intended to be competitive with the average salaries and bonuses of executive officers in comparable companies. In addition, the Compensation Committee recommends to the Board the granting of long-term incentives under our Stock Incentive Plan to named executive officers and other selected employees, directors and consultants, and otherwise administers our Stock Incentive Plan. Neither the Compensation Committee nor the Board hired a compensation consultant with respect to 2015 compensation.

Risk Assessment of Compensation Programs

We have conducted a review of our compensation programs, including our annual cash and other compensation programs. We believe that our policies and practices are designed to reward individual performance based on our overall Company performance and are aligned with the achievement of both long-term and short-term company goals. Our base salaries are consistent with similar positions at comparable companies and the two components of our bonus programs, operating ratios and revenue growth, are directly tied to the overall success of the organization. In addition, any bonuses awarded under the plans are generally payable over a five-year period. Based on our review of our programs, including the above noted items, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Annual Cash Compensation

In order to stay competitive with other companies in our peer group, we pay our named executive officers commensurate with their experience and responsibilities. Cash compensation is divided between base salary and cash incentives.

Base Salary. Each of our named executive officers receives a base salary to compensate him or her for services performed during the year. Base salaries for our named executive officers are established based on the scope of their responsibilities, their level of experience and expertise, and their abilities to lead and direct the company and achieve various financial and operational objectives. Our general compensation philosophy is to pay executive base salaries that are competitive with the salaries of executives in similar positions, with similar responsibilities, at comparable companies. We have not benchmarked our named executive officer base salaries against the base salaries at any particular company or group of companies. The base salaries of our named executive officers are established in accordance with their employment agreements. Base salaries are reviewed and adjusted, where applicable, by the Committee on an annual basis after taking into account individual responsibilities, performance and expectations. The base salaries paid to our named executive officers are set forth below in the “Summary Compensation Table.”

Annual Non-Equity Incentive Compensation. It is the Committee’s practice to award an annual cash bonus to each of the named executive officers as part of his or her annual compensation. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, and are based on individual performance and our performance. This practice is consistent with the Committee’s philosophy of supporting a performance-based environment and aligning the interests of management with the interests of the shareholders. The bonuses, if any, earned by our named executive officers with respect to 2015 are set forth below in the “Summary Compensation Table.”

The Company awarded to Mr. Rogers a discretionary cash bonus of $150,000 for the 12-month period ended December 31, 2015. Messrs. Crittenden and Cochran will continue to collect any unpaid amounts from their prior bonus awards in accordance with the terms of such bonus awards.

Our incentive compensation plan for executive officers is not intended to satisfy the requirements under Section 162(m) of the Internal Revenue Code of 1986 (and the rules and regulations promulgated thereunder) regarding the disqualification of payments made from deductibility under federal income tax law.

Other Compensation

Long-Term Incentive Compensation. Long-term incentive grants are awarded to our named executive officers as part of our compensation package, and are provided through stock options or restricted stock granted under our Stock Incentive Plan. The stock options and restricted stock are consistent with our philosophy and represent an additional way for aligning management’s interests with the interests of our shareholders. When determining the amount of long-term incentive grants to be awarded to our named executive officers, the Committee considers, among other factors, the business performance of the Company, the responsibilities and performance of the executive, and the performance of our stock price.

On April 29, 2015, we granted 20,000 shares of restricted stock to Mr. Rogers. The grant vested as to 5,000 shares on the grant date, and 5,000 shares will vest on March 5 in 2016, 2017 and 2018. On March 5, 2015, we granted 10,000 shares of restricted stock to Mr. Rogers. The grant vested as to 2,500 shares on the grant date, and 2,500 shares vest on each of the three consecutive anniversaries of the grant date. The continued vesting of the awards is subject, in each case, to Mr. Rogers’ continued employment with the Company.

On December 23, 2015, we granted 5,000 shares of restricted stock to Mr. Crittenden. The grant vested as to 1,250 shares on December 23, 2015, and 1,250 shares will vest on December 20 in 2016, 2017 and 2018, subject to continued employment with the Company.

Perquisites and Other Personal Benefits. We provide our named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program and philosophy, to help us to attract and retain superior employees for key positions. The primary perquisites we provide to our named executive officers are the provision of a car allowance, personal club dues and payment of life insurance premiums. Currently, we have no formal plan regarding perquisites, and therefore, perquisites are not uniformly provided to the named executive officers and will likely continue to be provided on a discretionary basis.

The executive officers, including our named executive officers, are also eligible to participate in other benefit plans on the same terms as our other employees. As part of its ongoing review of executive compensation, the Committee intends to periodically review the perquisites and other personal benefits provided to our named executive officers and other key employees.

Potential Payments upon Termination or Change in Control. We have entered into employment agreements with our named executive officers which provide severance payments under specified conditions. These severance payments are described below in the section entitled “Compensation of Executive Officers – Severance Arrangements.” We feel that the inclusion of such provisions in executive employment agreements helps us to attract and retain well-qualified executives, and is essential to our long-term success.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax returns of compensation over $1,000,000 to our Chief Executive Officer and certain other executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (compensation paid only if the individual’s or the Company’s performance meets pre-established objective goals based on performance criteria approved by the shareholders). We have not established a policy at this time regarding qualifying compensation paid to our executive officers for deductibility under Section 162(m); however, we periodically review the potential consequences of Section 162(m) and may structure some or all of the compensation for our executive officers so that it will not be subject to the deduction limitations of Section 162(m).

Accounting for Stock-Based Compensation. The Company records compensation expense for restricted stock or stock options granted on or after January 1, 2006, if any. During 2015, 2014 and 2013, the Company recorded $494,000, $1,485,000 and $585,000, respectively, in compensation expense for vested restricted stock awards that were granted during 2015 and 2012. No options were granted in 2015, 2014 or 2013.

Shareholder Approval of the Company’s Compensation Programs

At our 2014 Annual Meeting of Shareholders, we held our second advisory vote on executive compensation, commonly referred to as “say on pay.” Our shareholders overwhelmingly approved the “say on pay” resolution presented with more than 98% of the shares represented in person or by proxy at the meeting voting to approve our executive compensation. The Compensation Committee and the Board reviewed these voting results and, given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. At our 2011 Annual Meeting of Shareholders, over 77% of the shares voted (excludes abstentions and broker non-votes) were in favor of our recommendation to hold the “say-on-pay” vote every three years. Accordingly, the next shareholder votes on “say-on-pay” on the frequency of future “say-on-pay” votes are scheduled for 2017.

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2015, 2014 and 2013 concerning the compensation of our “named executive officers.”

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3)($)	Non-Equity Incentive Plan Compensation (4)($)	All Other Compensation (5)($)	Total (6)($)
Jeff Rogers	2015	418,865	150,000	173,100	—	119	742,084
Chief Executive Officer	2014	207,711	150,000	—	—	60	357,771
	2013	—	—	—	—	—	—

David A. Crittenden	2015	348,325	—	43,820	—	9,219	401,364
Chief Financial Officer and Treasurer	2014 2013	332,200 300,459	30,000 —	— —	— 318,500	9,219 8,833	371,419 627,792

Donald B. Cochran	2015	62,678	—	—	—	326,526	389,204
Former President and Vice Chairman	2014 2013	443,404 422,292	— —	— —	— —	13,119 13,108	456,523 435,400

(1)	Mr. Rogers joined the Company in June 2014 and became CEO effective December 31, 2014. Mr. Cochran retired from the Company effective January 27, 2015.
(2)	Amount for Mr. Rogers in 2015 reflects a discretionary cash bonus of $150,000 earned in 2015 and paid in 2016. Amount for Mr. Rogers in 2014 reflects a discretionary cash bonus of $150,000 earned in 2014 and paid in 2015. Amount for Mr. Crittenden in 2014 reflects a discretionary cash bonus of $30,000 awarded to Mr. Crittenden, payable in five equal installments beginning in 2015, subject to continued employment on each payment date.
(3)

Amounts relate to vested, time-based restricted stock awards granted to Mr. Rogers on March 5, 2015 and April 29, 2015, and to Mr. Crittenden on December 23, 2015 and December 20, 2012, respectively. The dollar amount reported represents the fair value of the vested awards on the grant date (excluding the effect of estimated forfeitures) as computed in accordance with FASB Topic 718. Assumptions used in the valuation are discussed in Note 13 “Stock Based Compensation” to the Financial Statements included in Item 8 of our Annual Reports on Forms 10-K for the years ended December 31, 2015. Amount for Mr. Rogers does not include the value of 10,000 shares of restricted stock granted to Mr. Rogers on February 24, 2016, with 2,500 shares vesting on the grant date and an additional 2,500 shares vesting on March 5 in 2017 through 2019, subject to continued employment with the Company.

(4)	Amount reflects a $318,500 cash bonus earned under our short-term incentive compensation plan in 2013, payable in five equal installments of $63,700 beginning in 2014, subject to continued employment on each payment date. Amount does not include a $238,979 cash bonus earned under our short-term incentive compensation plan in 2012, payable in five equal installments of $47,795 beginning in 2013, subject to continued employment on each payment date.
(5)	Amounts in 2015 reflect $119 in term life insurance premiums for Mr. Rogers; $9,100 for car allowance and $119 in term life insurance premiums for Mr. Crittenden; and $320,344 in severance payments and $6,182 of COBRA premiums for Mr. Cochran.
(6)	Amounts for Mr. Rogers in 2015 do not include $50,825 paid to him in connection with the Company’s exercise of its right of first refusal and purchase of 2,500 shares of restricted stock on August 19, 2015, we exercised our right of first refusal to acquire 2,500 shares of restricted stock, the price for which was based on the closing market price of our shares on the effective date of the transaction.

Employment Agreements

Jeff Rogers. We are party to an employment agreement with Jeff Rogers, our CEO, entered into on June 3, 2014. Effective June 1, 2015, Mr. Rogers’ annual base salary was increased to $420,000. Mr. Rogers is eligible for an annual cash bonus to be determined pursuant to performance criteria to be established by the Board. He is also eligible for discretionary grants of stock options, restricted stock, restricted stock purchase rights, stock appreciation rights, phantom stock units, restricted stock units and unrestricted stock under our Stock Incentive Plan. The employment agreement also provides Mr. Rogers with fringe benefits provided by us to all of our employees in the normal course of business.

We may terminate Mr. Rogers’ employment at any time for just cause, which includes conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination and dishonesty. The Company may also terminate Mr. Rogers’ employment if it is determined by the Board that the best interests of the Company would be served by such termination; provided that, if such termination is without cause, Mr. Rogers will be entitled to receive his base salary for a period of six months following such termination. The employment agreement also provides Mr. Rogers the right to terminate his employment with the Company upon three months’ prior written notice to the Company. Mr. Rogers’ employment with the Company will be terminated upon Mr. Rogers’ death and may be terminated by the Company upon Mr. Rogers’ continued disability for a period of three consecutive months.

David A. Crittenden. Mr. Crittenden’s 2015 compensation was based on his employment agreement with LINC that was entered into on September 7, 2010. Effective April 1, 2015, Mr. Crittenden’s annual base salary was increased to $344,500. In addition, Mr. Crittenden is eligible to receive a discretionary bonus and other incentive compensation as approved by our board of directors or Compensation and Stock Option Committee from time to time. Mr. Crittenden is entitled to the fringe benefits provided to all of its employees in the normal course of business. He is also eligible for discretionary grants of stock options, restricted stock, restricted stock purchase rights, stock appreciation rights, phantom stock units, restricted stock units and unrestricted stock under our Stock Incentive Plan. Mr. Crittenden is reimbursed for all reasonable and necessary business expenses, subject to business expense policies in effect from time to time.

Under the 2010 agreement, Mr. Crittenden’s employment will immediately terminate (1) upon death or (2) for just cause, which includes conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination and dishonesty. His employment may be terminated due to his medical disability (as described in the employment agreement). Mr. Crittenden may voluntarily terminate his employment upon 90 days written notice. Upon the termination of Mr. Crittenden’s employment agreement, we have the right to retain him as an independent consultant under an exclusive consulting contract.

Donald B. Cochran. We had an employment agreement with Mr. Cochran, our former President and Vice Chairman, dated January 16, 2013. Mr. Cochran’s employment agreement terminated upon his retirement from the Company on January 27, 2015.

Severance Arrangements

The information below describes certain compensation and benefits to which our named executive officers are entitled if their employment is or has been terminated under certain circumstances. The table at the end of this section provides the amount of compensation and benefits that would have become payable under existing contractual arrangements assuming a termination of employment had occurred on December 31, 2015, given the named executive officers’ compensation and service levels as of such date, except that the information has been adjusted to reflect the actual unpaid compensation and benefits payable to Mr. Cochran in connection with his retirement on January 27, 2015. Except for the disclosures related to the triggering events for Mr. Cochran, there can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Mr. Rogers. Pursuant to his employment agreement, if we terminate Mr. Rogers without cause, as defined in his employment agreement, he will continue to receive his salary and benefits for a period of 6 months. If we terminate him due to a medical disability which renders him unable to perform the essential functions of his employment, his compensation shall be continued for 3 months from the date of his disability. Thereafter, he will continue to receive any earned but unpaid bonus. Mr. Rogers has agreed not to compete with us for a six-month period following the end of his employment with us. If Mr. Rogers’ employment is terminated due to his death, his estate will be entitled to receive his salary, benefits and earned but unpaid bonus through the date of his death. Mr. Rogers may terminate his employment relationship with us upon 90 days’ advance written notice. If we immediately terminate Mr. Rogers upon receipt of such notice, he is entitled to receive his base salary and benefits for the three-month period following his termination.

Mr. Crittenden. Pursuant to his employment agreement with LINC, if Mr. Crittenden is terminated without cause, as defined in his employment agreement, he will continue to receive his then-current salary and benefits for a period of 12 months. In addition, any deferred bonus owed to Mr. Crittenden in the calendar year of the termination will be paid. If he is terminated due to a medical disability which renders him unable to perform the essential functions of his employment, he will be paid his salary, benefits and earned but unpaid bonus through the date of his disability. If Mr. Crittenden’s employment is terminated due to his death, his estate will be entitled to receive his salary, benefits and earned but unpaid bonus through the date of his death. In addition, pursuant to his 2012 restricted stock award, if Mr. Crittenden’s employment is terminated without cause or due to his death or disability or upon his retirement after reaching age 65, all of his unvested shares of restricted stock will vest immediately. Mr. Crittenden may terminate his employment relationship with us upon 90 days’ advance written notice. If we immediately terminate Mr. Crittenden upon receipt of such notice, he is entitled to receive his base salary and benefits for the three-month period following his termination.

Mr. Cochran. In connection with Mr. Cochran’s retirement from the Company on January 27, 2015, Mr. Cochran’s employment agreement was terminated by mutual agreement. Mr. Cochran received 47 weeks of severance compensation at a rate of $6,964 per week. Additionally, commencing immediately after the severance payments were completed, Mr. Cochran began to receive an amount totaling $215,884 and payable at a rate of $6,964 per week for 31 weeks. The Company’s payment obligations are subject to non-competition and other customary separation provisions. In addition, Mr. Cochran is entitled to receive his earned but unpaid bonus awards.

The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive’s employment had terminated on December 31, 2015, except that the information has been adjusted to reflect the actual unpaid compensation and benefits payable to Mr. Cochran in connection with his retirement on January 27, 2015. Except for Mr. Cochran, these figures are based on the employment agreements in effect on December 31, 2015.

	Potential Payments Upon Termination Not In Connection with a Change of Control(1)($)
Event	Jeff Rogers	David A. Crittenden	Donald B. Cochran(2)
Termination Without Cause
Cash severance payments	210,000	344,500	257,211
Accelerated restricted stock(3)	315,900	78,301	—
Deferred bonus(4)	—	—	—
Health benefits(5)	7,440	14,880	—

Total	533,340	437,681	257,211
Disability
Cash severance payments	105,000	—	—
Accelerated restricted stock(3)	315,900	78,301	—
Deferred bonus(4)	150,000	363,551	—
Health benefits(5)	3,720	3,720	—

Total	574,620	445,572	—
Death
Cash severance payments	—	—	—
Accelerated restricted stock(3)	315,900	78,301	—
Deferred bonus(4)	150,000	363,551	—

Total	465,900	441,852	—
Immediate Termination After NEO’s Notice
Cash severance payments	105,000	86,125	—
Accelerated restricted stock	—	—	—
Deferred bonus	—	—	—
Health benefits(5)	3,720	3,720	—

Total	108,720	89,845	—

(1)	The amounts in this table reflect estimated payments associated with various termination scenarios. The amounts assume a stock price of $14.04 (based on the closing price of the Company’s common stock at December 31, 2015) and include all outstanding grants through the assumed termination date of December 31, 2015. The actual amounts will vary based on changes in the Company’s common stock price.
(2)	Mr. Cochran retired as President and Vice Chairman of the Company on January 27, 2015. The amounts set forth in the table above reflect the Company’s aggregate unpaid obligations to Mr. Cochran under the terms of his previous employment agreement, provided that such amounts do not include $21,695 payable in 2016 and $12,668 payable in 2017 as previously earned but unpaid bonus awards.
(3)	Represents the value of unvested shares that would automatically vest upon a termination due to death, disability, retirement or termination without cause.
(4)	Amount for Mr. Rogers represents the full amount of any earned but unpaid discretionary cash bonus. Amounts for Mr. Crittenden represent, with respect to medical disability or death, the aggregate amount of earned but unpaid bonus awards of $238,979 in 2012, $318,500 in 2013 and $30,000 in 2015, respectively.
(5)

Amounts for Mr. Rogers represent six months of COBRA premiums for medical and dental coverage following termination without cause and three months of COBRA premiums for such coverage following medical disability or the Company’s immediate termination following its receipt of a 90-day termination notice from Mr. Rogers. Amounts for Mr. Crittenden represent 12 months of COBRA premiums for medical and dental coverage following termination without cause and three months of COBRA premiums for such coverage following medical disability or the Company’s immediate termination following its receipt of a 90-day termination notice from Mr. Crittenden.

Grants of Plan-Based Awards

Each of our named executive officers is eligible to receive discretionary bonus awards and stock option and restricted stock grants under our Stock Incentive Plan. No options were granted in 2015.

On April 29, 2015, we granted 20,000 shares of restricted stock to Mr. Rogers. The grant vested as to 5,000 shares on the grant date, and 5,000 shares will vest on March 5 in 2016, 2017 and 2018. On March 5, 2015, we granted 10,000 shares of restricted stock to Mr. Rogers. The grant vested as to 2,500 shares on the grant date, and 2,500 shares vest on each of the three consecutive anniversaries of the grant date. The continued vesting of the awards is subject, in each case, to Mr. Rogers’ continued employment with the Company.

On December 23, 2015, we granted 5,000 shares of restricted stock to Mr. Crittenden. The grant vested as to 1,250 shares on December 23, 2015, and 1,250 shares will vest on December 20 in 2016, 2017 and 2018, subject to continued employment with the Company.

As of March 1, 2016, a total of 226,880 shares of common stock remain available for future awards under the Stock Incentive Plan.

Outstanding Equity Awards Table

The following table sets forth information concerning the outstanding equity awards previously awarded to the named executive officers as of December 31, 2015:

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jeff Rogers(2)	03/05/15 04/29/15	7,500 15,000	105,300 210,600
David A. Crittenden(3)	12/20/12 12/23/15	1,827 3,750	25,651 52,650
Donald B. Cochran	—	—	—

(1)	The market value of outstanding restricted stock awards is based on the closing market price per share of $14.04 of our common stock on December 31, 2015 as reported on the NASDAQ.
(2)	Each award vested as to 25% of the total shares on the grant date, with an additional 25% of the total shares vesting on each March 5 in 2016 through 2018, subject to continued employment with the Company.
(3)	The award on December 20, 2012 vested as to 20% of the total shares on the grant date, with an additional 20% of the total shares vesting on each subsequent December 20 in 2013 through 2016, subject to continued employment with the Company. The award on December 23, 2015 vested as to 25% of the shares on the grant date, with an additional 25% of the total shares vesting on each subsequent December 20 in 2016 through 2018, subject to continued employment with the Company.

Options Exercised and Stock Vested

On March 5, 2015, we granted 10,000 shares of restricted stock to Mr. Rogers. The grant vested as to 2,500 shares on the grant date, with an additional 2,500 shares scheduled to vest on each anniversary of the grant in 2016 through 2018, subject to continued employment with the Company. On April 29, 2015, we granted an additional 20,000 shares of restricted stock to Mr. Rogers. The grant vested as to 5,000 shares on the grant date, and an additional 5,000 shares will vest on each March 5 in 2016 through 2018, subject to continued employment with the Company. Pursuant to these awards, 2,500 shares of restricted stock vested on March 5, 2015 and 5,000 shares of restricted stock vested on April 29, 2015.

On December 23, 2015, we granted 5,000 shares of restricted stock to Mr. Crittenden. The grant vested as to 1,250 shares on the grant date, and an additional 1,250 shares will vest on each December 20 in 2016 through 2018, subject to continued employment with the Company. Pursuant to this award, 1,250 restricted shares of common stock vested on December 23, 2015.

On December 20, 2012, we granted 9,135 shares of restricted stock to Mr. Crittenden. The grant vested as to 1,827 shares on the grant date, with an additional 1,827 shares vesting on each December 20 in 2013 through 2016, subject to continued employment with the Company. Pursuant to this award, 1,827 restricted shares of common stock vested on December 20, 2015.

The Company has no outstanding options. No option awards were granted in 2015, and no options vested or were exercised in 2015.

The following table sets forth information concerning the stock that vested during the fiscal year ended December 31, 2015, for each of our named executive officers:

2015 STOCK VESTED TABLE

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)(2)
Jeff Rogers(1)	7,500	105,300
David A. Crittenden	3,077	43,201
Donald B. Cochran	—	—

(1)	The table above reflects restricted stock vested during the fiscal year ended December 31, 2015 and does not reflect the grant of 10,000 shares of restricted stock to Mr. Rogers on February 24, 2016. The grant vested as to 2,500 shares on the grant date, and 2,500 shares vest on March 5 in 2017 through 2019, subject to continued employment with the Company.
(2)	The value realized on exercise is based on the closing market price per share of $14.04 of our common stock on December 31, 2015 as reported on NASDAQ.

Pension Benefits Table

We do not offer, and the named executive officers did not participate in, any pension plan during any period while employed by us.

Non-Qualified Deferred Compensation

We do not offer, and the named executive officers did not participate in, any non-qualified deferred compensation programs during the fiscal year ended December 31, 2015.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approving Related Person Transactions

As set forth in its charter, the Audit Committee of the Board of Directors reviews the material facts of any proposed Related Person Transactions, and is responsible for approving or denying such transactions.

Any transactions involving the following persons are reviewed as potential Related Person Transactions: (i) any person who is or was an executive officer, director or nominee for election as a director since the beginning of the last fiscal year; or (ii) any person or group who is a greater than 5% beneficial owner of the Company’s voting securities; or (iii) any immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in such person’s home (other than a tenant or employee).

In making its determination to approve or ratify, the Audit Committee considers such factors as (i) the extent of the Related Person’s interest in the Related Person Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Person Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the Related Person Transaction. No director of the Company may engage in any Audit Committee discussion or approval of any Related Person Transaction in which he or she is a Related Person in such proposed transaction; provided however, that such director must provide to the Audit Committee all material information reasonably requested concerning the proposed Related Person Transaction.

The section below, entitled “Transactions with Management and Others and Certain Business Relationships,” sets forth in detail the Related Person Transactions to which the Company is currently a party.

Transactions with Management and Others and Certain Business Relationships

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement we entered into with Matthew T. Moroun and trusts controlled by Mr. Moroun and his father, Manuel J. Moroun on July 25, 2012, or the Registration Rights Agreement, we granted piggyback registration rights to trusts controlled by Manuel J. Moroun, Matthew T. Moroun, and their transferees.

As a result of these registration rights, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our shareholders that is party to the Registration Rights Agreement the opportunity to participate, or “piggyback,’’ in the registration. If a piggyback registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the piggyback registration generally is such that we receive first priority with respect to the shares we are issuing and selling.

The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the offering. We generally are required to pay the registration expenses in connection with piggyback registrations.

Administrative Support Services

CenTra, Inc., or CenTra, is controlled by two of our directors, Matthew T. Moroun and Manuel J. Moroun, who also hold a controlling interest in the Company. Manuel J. Moroun serves as the CEO of CenTra. Matthew

T. Moroun serves as Vice Chairman of CenTra’s board of directors. Frederick P. Calderone serves as Vice President of CenTra. CenTra, and affiliates of CenTra, provide administrative support services to us, including legal, human resources, tax, IT infrastructure and services to host our accounting system in a data center environment. The cost of these services is based on the actual or estimated utilization of the specific services and is charged to the Company. These costs totaled $3,774,000 for 2015.

Arrangements with CenTra and its Affiliates that We Expect to Continue

In addition to the arrangements described under the headings, “Registration Rights Agreement” and “Administrative Support Services” described above, we are currently a party to a number of arrangements with CenTra and its affiliates that we expect to continue.

In the past, we have carried freight for CenTra and its affiliates and we expect to continue to do so in the ordinary course of our business. We have charged, and intend to continue charging for these services at market rates. Revenue for these services for 2015 totaled $400,000. Affiliates of CenTra have also provided transportation services in the ordinary course of business to us, at market rates. The cost of providing these services for 2015 totaled $969,000.

In connection with our transportation services, we also routinely cross the Ambassador Bridge between Detroit, Michigan and Windsor Ontario, and we pay tolls and other fees to certain related entities which are under common control with CenTra. CenTra also charges us for the direct variable cost of various maintenance, fueling and other operational support costs for services delivered at their trucking terminals that are geographically remote from our own facilities. Such activities are billed when incurred, paid on a routine basis, and reflect actual labor utilization, repair parts costs or quantities of fuel purchased. The cost of providing these services for 2015 totaled $1,983,000.

We currently lease 43 office, terminal and yard facilities from affiliates of CenTra, based on either month-to-month or contractual, multi-year lease arrangements which are billed and paid monthly. We paid an aggregate of $13,174,000 in rent and related costs to affiliates in 2015. We believe that the rent we currently pay for these properties is at market rates.

We purchase our workers’ compensation, property and casualty, and other general liability insurance from an insurance company controlled by our majority shareholders. Our employee health care benefits and 401(k) programs are also provided by this affiliate. We paid this affiliate $46,173,000 for 2015. We believe that the rates we paid for these services reflect market rates.

Other Related Person Transactions

During 2015, we purchased used snow removal equipment from an affiliate of CenTra for $18,000.

We also retained the law firm of Sullivan Hincks & Conway to provide legal services during 2015. Daniel C. Sullivan, a member of our Board, is a partner at Sullivan Hincks & Conway. Amounts paid for legal services during 2015 were $1,508.

We also exercised our right of first refusal to acquire 25,000 shares of restricted stock from a director, H.E. “Scott” Wolfe, for $622,500 based on the closing market price of our common stock on March 5, 2015, the effective date of the transaction. Effective August 19, 2015, we exercised our right of first refusal to acquire 2,500 shares of restricted stock from our CEO, Jeff Rogers, for $50,825 based on the closing market price of our common stock on the effective date of the transaction.

In June 2015, our Board of Directors authorized the repurchase of up to 1,000,000 shares of our common stock through a “Dutch auction” tender offer. Subject to certain limitations and legal requirements, we had the right to repurchase up to an additional 2% of our outstanding shares. The tender offer began on June 9, 2015 and expired on July 8, 2015. Through this tender offer, the Company’s shareholders could tender some or all of their shares within the price range of $21.50 to $23.50 per share. Upon expiration of the tender offer, we purchased 1,599,605 shares at a final purchase price of $21.50 per share, for a total purchase price of approximately $34.4 million, including fees and commission. The tender offer settled on July 14, 2015, and we used funds borrowed under our then-existing line of credit, available cash and cash equivalents to fund the offering. Immediately following consummation of the tender offer, we had 28,380,679 shares of common stock outstanding. The total amount of shares purchased in the tender offer included 1,486,060 shares tendered by Mr. Manuel J. Moroun, a director, and a trust controlled by him.

PROPOSAL 2— RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO USA, LLP, or BDO, served as independent registered public accountants for the year-ended December 31, 2015 and has been selected by our Audit Committee to serve as our independent registered public accounting firm for the year ending December 31, 2016. Although the submission of this matter for approval by the shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If the appointment is not ratified by the holders of a majority of the shares present in person or by proxy at the Annual Meeting, we will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2017 because of the difficulty and expense of making such a substitution. A representative of BDO is expected to attend the Annual Meeting and will be available to respond to appropriate questions. That representative will have the opportunity to make a statement if he or she so desires.

Your Board of Directors Recommends that Shareholders Vote

FOR

the Ratification of the Appointment of BDO

as Universal’s Independent Registered Public Accounting Firm

for the 2016 Calendar Year

Principal Accountant Fees and Services

The following table shows the fees for professional services for audit and other services of our principal accountant, BDO, for 2014 and 2015:

	2015	2014
Audit Fees(1)	$445,388	$495,132
Audit-Related Fees(2)	15,000	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

	$460,388	$495,132

(1)	Audit fees includes fees billed for professional services for the audits of our financial statements included in our Annual Report on Form 10-K, and reviews of our financial statements included in our Quarterly Reports on Form 10-Q. This category also includes fees for services that are normally provided by the independent registered public accounting firms in connection with statutory and regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.
(2)	Audit-related fees billed for professional services rendered by the independent registered public accounting firms related to the performance of the audit or review of the financial statements that are not disclosed as Audit Fees. The amount for 2015 reflects fees for supplemental opinions required in connection with the Company’s credit facilities. There were no such fees for 2014.

(3)	There were no such fees for 2015 or 2014.
(4)	All other fees represent fees for all other services or products provided that are not covered by the categories above. There were no such fees for 2015 or 2014.

Audit Committee Approval Policies

Our Audit Committee Charter includes procedures for the approval by the Audit Committee of all services provided by our independent registered public accountants. Our Audit Committee has the authority and responsibility to pre-approve (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002) both audit and non-audit services to be provided by our independent registered public accountants. The Audit Committee Charter sets forth the policy of the committee for such approvals. The policy allows our Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent registered public accountants’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The policy also provides that our Audit Committee will have authority and responsibility to approve and authorize payment of the independent registered public accountants’ fees.

Change of Accountants

There was no change of our independent public accountants during 2015 or 2014.

PROPOSAL 3—PROPOSED AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO UNIVERSAL LOGISTICS HOLDINGS, INC.

On February 24, 2016, our Board of Directors approved an amendment to the Restated Articles of Incorporation to change the name of the Company to Universal Logistics Holdings, Inc., and directed that this amendment be submitted to a vote of our shareholders at the Annual Meeting.

The name change is intended to reflect the evolution of the Company from an over-the-road trucking business into an asset-light provider of a host of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia, including transportation, value-added, and intermodal services. The name Universal Logistics Holdings, Inc. was selected as an umbrella corporate brand that encompasses the Company’s current operations and provides a platform for future opportunities. The Company’s core businesses will retain their current branding.

If this amendment is approved, Article I of the Restated Articles would read as follows:

The name of this Corporation is Universal Logistics Holdings, Inc.

To approve this Proposal 3, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock as of the close of business on the record date is required. Abstentions will have the same effect as votes cast “against” this proposal. If adopted by our shareholders, this amendment would become effective upon acceptance of its filing with the Department of Licensing and Regulatory Affairs of the State of Michigan. We anticipate that this filing would be made promptly following the Annual Meeting. The Company has reserved the NASDAQ stock symbol “ULH”. If the name change amendment is approved, the Company intends to request that its common stock be listed on the NASDAQ and trade under this new stock symbol, rather than under the current “UACL” symbol.

If the name change becomes effective, the rights of shareholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for shareholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Uncertificated shares currently held in direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “Universal Logistics Holdings, Inc.”

Your Board of Directors Recommends that Shareholders Vote

FOR

The Amendment to the Restated Articles of Incorporation to

Change the Company’s Name to Universal Logistics Holdings, Inc.

OTHER MATTERS

We are not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, any shareholder wishing to have a proposal considered for inclusion in our proxy solicitation material for the Annual Meeting of Shareholders to be held in 2017 must set forth such proposal in writing and file it with the Secretary of the Company no later than December     , 2016, the date that is 120 days before March     , 2017. Under Rule 14a-4, if a shareholder fails to notify us of a proposal before February     , 2017, the date that is 45 days before March     , 2017, such notice will be considered untimely. In such an event, management proxies may use their discretionary voting authority to vote on any such proposal.

BY THE ORDER OF THE BOARD OF DIRECTORS:

Steven A. Fitzpatrick
Secretary

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2016.

Revoking all prior proxies, the undersigned, a shareholder of UNIVERSAL TRUCKLOAD SERVICES, INC. (the “Company”), hereby appoints Jeff Rogers and Steven A. Fitzpatrick, and each of them, attorneys and agents of the undersigned, with full power of substitution to vote all shares of the common stock of the undersigned in the Company at the Annual Meeting of Shareholders of UNIVERSAL TRUCKLOAD SERVICES, INC. to be held at 12755 E. Nine Mile Road, Warren, Michigan 48089, on April 28, 2016 at 10:00 a.m. Eastern Time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse. In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO

DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE

LISTED NOMINEES AS DIRECTORS AND FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Continued and to be signed on the reverse side.

UNIVERSAL TRUCKLOAD SERVICES, INC. 12755 E. Nine Mile Road Warren, MI 48089

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instructions form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIVERSAL TRUCKLOAD SERVICES, INC.

The Board of Directors recommends you vote FOR the following:

1.	ELECTION OF DIRECTORS	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ name on the line below
		☐	☐	☐

1)	Matthew T. Moroun	2)	Manuel J. Moroun	3)	Frederick P. Calderone	4)	Joseph J. Casaroll	5)	Daniel J. Deane
6)	Michael A. Regan	7)	Jeff Rogers	8)	Daniel C. Sullivan	9)	Richard P. Urban	10)	H.E. “Scott” Wolfe

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain

2.	RATIFY THE APPOINTMENT OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐

3.	AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO UNIVERSAL LOGISTICS HOLDINGS, INC.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend the meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in the full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date